As filed with the Securities and Exchange Commission on February 14, 2024
Registration No. 333-254321
Registration No. 333-230273
Registration No. 333-217007
Registration No. 333-210783
Registration No. 333-202578

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVOLVE TRANSITION INFRASTRUCTURE LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 1360 Post Oak Blvd, Suite 2400 Houston, Texas (Address of Principal Executive Offices)	11-3742489 (I.R.S. Employer Identification No.) 77056 (Zip Code)

Sanchez Production Partners LP Long-Term Incentive Plan
(Full title of the plan)

Charles C. Ward
Interim Chief Executive Officer, Chief Financial Officer and Secretary
Evolve Transition Infrastructure GP LLC
1360 Post Oak Blvd, Suite 2400
Houston, Texas 77056
(Name and address of agent for service)

Telephone: (713) 783-8000
(Telephone number, including area code, of agent for service)

Copy to:
Philip Haines, Esq.
Hunton Andrews Kurth LLP
600 Travis St., Suite 4200
Houston, Texas 77002
(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act    ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Evolve Transition Infrastructure LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission:
•Registration Statement No. 333-254321, filed on March 16, 2021, registering the issuance of an aggregate of 2,155,817 common units representing limited partner interests in the Partnership (the “Common Units,” and the holders of the Common Units, the “Unitholders”) registered for issuance under the Sanchez Production Partners LP Long-Term Incentive Plan (the “Plan”);
•Registration Statement No. 333-230273, filed on March 14, 2019, registering the issuance of an aggregate of 656,703 Common Units registered for issuance under the Plan;
•Registration Statement No. 333-217007, filed on March 29, 2017, registering the issuance of an aggregate of 1,465,491 Common Units registered for issuance under the Plan;
•Registration Statement No. 333-210783, filed on April 15, 2016, registering the issuance of an aggregate of 256,528 Common Units registered for issuance under the Plan; and
•Registration Statement No. 333-202578, filed on March 6, 2015, registering the issuance of an aggregate of 440,703 Common Units registered for issuance under the Plan.
On January 8, 2024, Evolve Transition Infrastructure GP LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”), elected to exercise the limited call right (the “Limited Call Right”) provided for in Section 15.1 of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), to purchase all of the outstanding common units representing limited partner interests in the Partnership (“Common Units”) not already owned by the General Partner or its controlled affiliates for a cash purchase price, determined pursuant to the contractual formula set forth in Section 15.1(b) of the Partnership Agreement, of $1.389285 per Common Unit.
As a result of the General Partner’s election to exercise the Limited Call Right, the Partnership terminated all offerings of securities pursuant to the Registration Statements. The exercise of the Limited Call Right will be completed on February 16, 2024 (the “Purchase Date”). After the Purchase Date, the General Partner and its affiliates will beneficially own, directly or indirectly, all of the Common Units, and there is no longer a public market for the Common Units. In accordance with undertakings made by the Partnership in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on February 14, 2024.*

EVOLVE TRANSITION INFRASTRUCTURE LP

By:	Evolve Transition Infrastructure GP LLC, its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Interim Chief Executive Officer, Chief Financial Officer and Secretary

* Pursuant to Rule 478 of the Securities Act, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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